Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement of Cousins Properties Incorporated on Form S-4 and in the Joint Proxy Statement/Prospectus of Cousins Properties Incorporated and TIER REIT, Inc., which is part of the Registration Statement, of our written opinion dated March 24, 2019 appearing as Annex B to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Cousins’ Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Cousins’ Reasons for the Merger; Recommendation of the Cousins Board of Directors”, “The Merger—Opinion of Cousins’ Financial Advisor”, “The Merger—Cousins Unaudited Prospective Financial Information” and “The Merger—TIER Unaudited Prospective Financial Information”.  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

	By:	/s/ MORGAN STANLEY & CO. LLC

New York, New York
May 6, 2019